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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Quinton Cardiology Systems, Inc.:

      We consent to the incorporation by reference in the registration statement (No.333-87768) on Form S-8 of Quinton Cardiology Systems, Inc. of our report dated February 6, 2004, with respect to the consolidated balance sheets of Quinton Cardiology Systems, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2003, annual report on Form 10-K of Quinton Cardiology Systems, Inc.

                                        /s/ KPMG LLP

Seattle, Washington
March 11, 2004